                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                       CADUS PHARMACEUTICAL CORPORATION
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                        CADUS PHARMACEUTICAL CORPORATION
                          777 OLD SAW MILL RIVER ROAD
                         TARRYTOWN, NEW YORK 10591-6705

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 24, 1999

To the Stockholders of Cadus Pharmaceutical Corporation:

     Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of Cadus Pharmaceutical Corporation (the "Company") will be held on Thursday, June 24, 1999, at the offices of the Company, 777 Old Saw Mill River Road, Tarrytown, New York 10591-6705, at 10:00 a.m. local time.

     The Meeting will be held for the following purposes:

     1. To elect twelve directors of the Company to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified.

     2. To transact such other business as may properly come before the Meeting or any and all adjournments thereof.

     The Board of Directors of the Company fixed the close of business on May 10, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any and all adjournments thereof. Consequently, only stockholders of record at the close of business on May 10, 1999 are entitled to notice of and to vote at the Meeting and at any and all adjournments thereof.

     Whether or not you plan to attend the Meeting, please complete, date and sign the enclosed proxy card, and return it promptly in the enclosed envelope to ensure your representation at the Meeting. You are cordially invited to attend the Meeting and, if you do so, you may personally vote, regardless of whether you have signed a proxy.

Tarrytown, New York
May 17, 1999

                                          By Order of the Board of Directors


                                          JAMES S. RIELLY
                                          Secretary

                        CADUS PHARMACEUTICAL CORPORATION
                          777 OLD SAW MILL RIVER ROAD
                         TARRYTOWN, NEW YORK 10591-6705
                                 (914) 467-6200

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board") of Cadus Pharmaceutical Corporation (the "Company"), to be used at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held on Thursday, June 24, 1999, at 10:00 a.m. local time, at the offices of the Company, 777 Old Saw Mill River Road, Tarrytown, New York, 10591-6705, and at any and all adjournments thereof. This Proxy Statement and the accompanying proxy card are first being mailed to the holders of record of the Company's common stock, $.01 par value per share (the "Common Stock"), on or about
May 17, 1999.

     Stockholders of the Company represented at the Meeting will consider and vote upon (i) the election of twelve directors to serve until the next annual meeting of stockholders or until their successors have been duly elected and qualified; and (ii) such other business as may properly come before the Meeting or any and all adjournments thereof. The Company is not aware of any other business to be presented for consideration at the Meeting.

                       VOTING AND SOLICITATION OF PROXIES

     Only holders of record of shares of Common Stock at the close of business on May 10, 1999 (the "Record Date") are entitled to vote at the Meeting. As of the Record Date, 13,068,940 shares of Common Stock were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held of record on the Record Date for each proposal submitted for stockholder consideration at the Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the conduct of business at the Meeting. The election of each nominee for director requires a plurality of the total votes cast. Abstentions will be considered shares present for purposes of determining whether a quorum is present at the Meeting and, therefore, will have the same legal effect as a vote against a motion presented at the Meeting. Broker non-votes will be considered as shares not entitled to vote and will, therefore, not be considered in the tabulation of votes.

     All shares represented by properly executed proxies will, unless such proxies have previously been revoked, be voted at the Meeting in accordance with the directions on the proxies. A proxy may be revoked at any time prior to final tabulation of the votes at the Meeting. Stockholders may revoke proxies by written notice to the Secretary of the Company, by delivery of a proxy bearing a later date, or by personally appearing at the Meeting and casting a contrary vote. If no direction is indicated, the shares represented by properly executed proxies will be voted in favor of the Board's nominees for director. The persons named in the proxies will have discretionary authority to vote all proxies with respect to additional matters that are properly presented for action at the Meeting.

     The executive officers and directors of the Company as a group own or may be deemed to control approximately [63.04]% of the outstanding shares of Common Stock of the Company. Each of the executive officers and directors has indicated his or her intent to vote all shares of Common Stock owned or controlled by him or her in favor of each item set forth herein.

     The proxy solicitation is made by and on behalf of the Board. Solicitation of proxies for use at the Meeting may be made in person or by mail, telephone or telegram, by officers and regular employees of the Company. Such persons will receive no additional compensation for any solicitation activities. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. The Company will bear the entire cost of the solicitation of proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders.

                       COMMON STOCK OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of May 10, 1999, with respect to (i) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each of the Company's directors and nominees for director,
(iii) each Named Executive Officer (as defined below under "EXECUTIVE COMPENSATION--Summary Compensation") and (iv) all directors and executive officers as a group. All information is based upon ownership filings made by such persons with the Securities and Exchange Commission (the "Commission") or upon information provided by such persons to the Company.

                                                                      NUMBER OF SHARES
                                                                      AMOUNT AND NATURE       PERCENTAGE OF OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                               BENEFICIAL OWNERSHIP       OWNED(2)
-------------------------------------------------------------------   --------------------    -------------------------
Carl C. Icahn** ...................................................         3,367,216(3)                25.75%
  767 Fifth Avenue
  New York, New York 10153

Bristol-Myers Squibb ..............................................         2,061,673                   15.78%
  P.O. Box 4000
  Route 206 and Province Line Road
  Princeton, New Jersey 08543-4000

Physica B.V. (4) ..................................................         1,599,942                   12.24%
  C.J. van Houtenlaan 36
  1381 CP Weesp
  The Netherlands

International Biotechnology Trust plc .............................           850,000(5)                 6.50%
  c/o Rothschild Asset Management Limited
  Five Arrows House
  St. Swithins Lane
  London EC4N 8NR
  United Kingdom

SmithKline Beecham Corporation ....................................           660,962(6)                 5.06%
  One Franklin Plaza
  Philadelphia, PA 19102

Charles Woler** ...................................................                 *                       *

Philip N. Sussman..................................................           137,363(7)                 1.04%

David R. Webb, Ph.D................................................            72,917(8)                    *

Arlindo L. Castelhano, Ph.D........................................            22,334(9)                    *

James S. Rielly....................................................            15,618(10)                   *

Jeremy M. Levin, D. Phil., MB. BCHIR...............................           290,071(11)                2.17%

Theodore Altman**..................................................             6,000(12)                   *

James R. Broach**..................................................           203,668(13)                1.55%

Harold First**.....................................................            16,834(14)                   *

Russell D. Glass**.................................................                --                       *

William H. Koster, Ph.D............................................         2,061,673(15)               15.78%

Peter S. Liebert, M.D.**...........................................            14,334(16)                   *

Robert J. Mitchell**...............................................             6,000(17)                   *

Siegfried G. Schaefer, Ph.D.**.....................................         1,599,942(18)               12.24%

Nicole Vitullo**...................................................             8,500(19)                   *

Samuel D. Waksal, Ph.D.**..........................................             6,000(20)                   *

Jack G. Wasserman**................................................             8,500(21)                   *

                                                                      NUMBER OF SHARES
                                                                      AMOUNT AND NATURE       PERCENTAGE OF OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                               BENEFICIAL OWNERSHIP       OWNED(2)
-------------------------------------------------------------------        ----------                   -----
All executive officers and directors as a group (17 persons).......         7,836,970                   56.93%


------------------
  * Less than one percent

 ** Nominee for election to the Board

 (1) Except as otherwise indicated above, the address of each stockholder identified above is c/o the Company, 777 Old Saw Mill River Road, Tarrytown, NY 10591-6705. Except as indicated in the other footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock.

 (2) Share ownership in the case of each person listed above includes shares issuable upon the exercise of options held by such person as of May 10, 1999, that may be exercised within 60 days after such date for purposes of computing the percentage of Common Stock owned by such person, but not for purposes of computing the percentage of Common Stock owned by any other person.

 (3) Includes 2,258,790 shares of Common Stock held by High River Limited Partnership. Mr. Icahn is the sole shareholder of the sole general partner of High River Limited Partnership. Also includes 6,000 shares of Common Stock that Mr. Icahn currently has the right to acquire upon the exercise of stock options.

 (4) Physica B.V. is an affiliate of Solvay Pharmaceuticals B.V.

 (5) Consists of 850,000 shares of Common Stock held by the International Biotechnology Trust plc ("IBT"). Rothschild Asset Management acts as the investment manager to IBT and therefore may be deemed to share beneficial ownership of these shares.

 (6) Includes 330,481 shares of Common Stock held by SmithKline Beecham p.l.c., an affiliate of SmithKline Beecham Corporation.

 (7) Consists of 137,363 shares of Common Stock which Mr. Sussman currently has the right to acquire upon the exercise of stock options.

 (8) Consists of 72,917 shares of Common Stock which Dr. Webb currently has the right to acquire upon the exercise of stock options.

 (9) Includes 15,668 shares of Common Stock which Dr. Castelhano currently has the right to acquire upon the exercise of stock options.

(10) Includes 15,418 shares of Common Stock which Mr. Rielly currently has the right to acquire upon the exercise of stock options.

(11) Consists of 290,071 shares of Common Stock which Dr. Levin currently has the right to acquire upon the exercise of stock options.

(12) Consists of 6,000 shares of Common Stock which Mr. Altman currently has the right to acquire upon the exercise of stock options.

(13) Includes 110,667 shares of Common Stock which Dr. Broach currently has the right to acquire upon the exercise of stock options.

(14) Includes 8,500 shares of Common Stock which Mr. First currently has the right to acquire upon the exercise of stock options.

(15) Consists of 2,061,673 shares of Common Stock held by Bristol-Myers Squibb. Dr. Koster is Senior Vice President, Drug Discovery of Bristol-Myers Squibb Pharmaceutical Research Institute. Dr. Koster may be deemed the beneficial owner of the 2,061,673 shares of Common Stock held by Bristol-Myers Squibb, but disclaims such beneficial ownership.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(16) Includes 6,000 shares of Common Stock which Dr. Liebert currently has the right to acquire upon the exercise of stock options.

(17) Consists of 6,000 shares of Common Stock which Mr. Mitchell currently has the right to acquire upon the exercise of stock options.

(18) Consists of 1,599,942 shares of Common Stock held by Physica B.V., an affiliate of Solvay Pharmaceuticals. Professor Schaefer is the head of worldwide research at Solvay Pharmaceuticals. Professor Schaefer may be deemed the beneficial owner of the 1,599,942 shares of Common Stock held by Physica B.V., but disclaims such beneficial ownership.

(19) Consists of 8,500 shares of Common Stock which Ms. Vitullo currently has the right to acquire upon the exercise of stock options.

(20) Consists of 6,000 shares of Common Stock which Dr. Waksal currently has the right to acquire upon the exercise of stock options.

(21) Consists of 8,500 shares of Common Stock which Mr. Wasserman currently has the right to acquire upon the exercise of stock options.

(22) Includes (a) 697,604 shares of Common Stock issuable upon exercise of options, (b) 2,061,673 shares of Common Stock held by Bristol-Myers Squibb, and (c) 1,599,942 shares of Common Stock held by Physica B.V. See footnotes
     (3), (7), (8), (9), (10), (11), (12), (13), (14), (15), (16), (17), (18),
     (19), (20) and (21).

                             ELECTION OF DIRECTORS

     The directors to be elected at the Meeting will serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. Proxies not marked to the contrary will be voted "FOR" the election to the Board of each nominee. Management has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by the current directors. The nominees for the Board of the Company are as follows:


        Carl C. Icahn                      Robert J. Mitchell
        Theodore Altman                    Siegfried G. Schaefer
        James R. Broach                    Nicole Vitullo
        Harold First                       Samuel D. Waksal
        Russell D. Glass                   Jack G. Wasserman
        Peter S. Liebert                   Charles Woler


     Information about the foregoing nominees is set forth under "MANAGEMENT" below.

     THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION TO THE BOARD OF ALL NOMINEES NAMED ABOVE.

BOARD MEETINGS AND COMMITTEES

     The Board held eight meetings in 1998. Each director other than Peter S. Liebert, Robert J. Mitchell and Samuel D. Waksal (during the period in which each such director served) attended at least seventy-five percent (75%) of the aggregate of (i) the total number of meetings of the Board, plus (ii) the total number of meetings held by all committees of the Board on which the director served.

     The Board has two committees, an Audit Committee and a Compensation Committee. It does not have a Nominating Committee or any committee performing a similar function. The Audit Committee is composed of Harold First, Robert J. Mitchell and Samuel D. Waksal. The duties of the Audit Committee include recommending the engagement of independent auditors, reviewing and considering actions of management in matters relating to audit functions, reviewing with independent auditors the scope and results of their audit engagement, reviewing reports from various regulatory authorities, reviewing the system of internal controls and procedures of the Company, and reviewing the effectiveness of procedures intended to prevent violations of law and regulations. The Audit Committee held two meetings in 1998. The Company's Compensation Committee is composed of Harold First, Nicole Vitullo and Jack G. Wasserman. The duties of this committee are to recommend to the Board remuneration for officers of the Company and to determine the number, issuances and types of options and/or stock appreciation rights pursuant to the Company's 1996 Incentive Plan. The Compensation Committee held two meetings in 1998.

     The non-employee directors receive $1,000 for each meeting of the Board attended and $500 for each meeting of a committee of the Board attended.

                                   MANAGEMENT

     Information with respect to the executive officers, directors and nominees for director, key employees and consultants of the Company as of May 10, 1999 is set forth below:

NAME                                               AGE   POSITION
------------------------------------------------   ---   ------------------------------------------------
Charles Woler**.................................   50    President, Chief Executive Officer and Director

Philip N. Sussman...............................   47    Senior Vice President of Finance and Corporate
                                                           Development and Chief Financial Officer.

David R. Webb, Ph.D.............................   54    Vice President of Research and Chief Scientific
                                                           Officer

James S. Rielly.................................   36    Vice President of Finance, Treasurer and
                                                           Secretary

Arlindo L. Castelhano, Ph.D.....................   46    Executive Director of Chemistry

James R. Broach, Ph.D**.........................   51    Director of Research and Director

Algis Anilionis, Ph.D...........................   48    Director of Intellectual Property

O. Prem Das, Ph.D...............................   45    Director of Business Development

Carl C. Icahn**.................................   63    Director

Theodore Altman**...............................   57    Director

Harold First (1)(2)**...........................   62    Director

Russell D. Glass**..............................   36    Director

William H. Koster, Ph.D.........................   54    Director

Peter S. Liebert, M.D**.........................   63    Director

Robert J. Mitchell (2)**........................   52    Director

Professor Siegfried G. Schaefer**...............   50    Director

Nicole Vitullo (1)**............................   42    Director

Samuel D. Waksal, Ph.D. (2)**...................   51    Director

Jack G. Wasserman (1)**.........................   62    Director

------------------
 ** Nominee for Election to the Board.
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

     Charles Woler, Ph.D., M.D., President and Chief Executive Officer, joined the Company in September1998. From late 1994 to July 1998, he was General Manager of the Bouchara Group, a French based pharmaceutical company specializing in bronchopulmonary disease and dermatology. From July 1993 to September 1996, he was Vice Chairman of Pierre Fabre Pharma, a $1.0 billion private pharmaceutical company based in France with operations in 26 countries and was directly in charge of international operations. From January 1993 to June 1998, he also served as Associate Professor of Strategy, Management, and Organization at Paris University. From March 1992 to June 1993, Dr. Woler was Chairman of Europe Pharmaceuticals at SmithKline Beecham p.l.c. in London and from 1985 to 1991 he was at Hoffman la Roche-France, serving initially as Director of Pharma Operations and General Manager of the Pharma Division and then as Chairman of Pharma, Diagnostic, Vitamines and Fine Chemicals. From 1980 to 1985, he was Medical and Scientific Director and then Marketing and Sales Director at Riom Laboratories, a division of Akzo Pharma France. From 1976 to 1979 he was Medical Director at Warner Lambert Parke Davis France. Dr. Woler holds a Doctor of Medicine and a Master's degree in Pharmacokinectics and Clinical Pharmacology from Paris University, a Ph.D. in Clinical Pharmacology and Methodology from Lyon University, and an M.B.A. from Paris Trade Chamber/Paris University.

     Philip N. Sussman, Senior Vice President of Finance and Corporate Development and Chief Financial Officer, joined the Company in September 1993 in the capacity of Vice President of Corporate Development. From December 1990 to September 1993, Mr. Sussman was Director of Strategy and Business Development for the Pharmaceuticals Division of Ciba-Geigy Corporation, a public pharmaceutical company. He is a member of the Review Panel for the Innovative Technology Research Grant Program, Center for Biotechnology, New York State Science and Technology Foundation. He is also a member of the New York Venture Capital Forum, Inc. and a director of the M.I.T. Enterprise Forum of New York. He is a member of the Board of Directors of Axiom Biotechnologies, Inc., a private biotechnology company. Mr. Sussman holds an M.S. degree in Biotechnology from Manhattan College and an S.M., with a concentration in Finance, from the Sloan School of Management at the Massachusetts Institute of Technology. He also holds a B.S. in Physics from the State University of New York at Stony Brook.

     David R. Webb, Ph.D., Vice President of Research and Chief Scientific Officer, joined the Company in such capacities in July 1995. From January 1987 to July 1995, Dr. Webb was a Distinguished Scientist at Syntex Inc., a public pharmaceutical company, in the Department of Molecular Immunology. From April 1990 to January 1995, Dr. Webb was also Director of Syntex Inc.'s Institute of Immunology and Biological Sciences. Prior to that Dr. Webb was a member of the Department of Cell Biology at the Roche Institute of Molecular Biology. From January 1989 to 1996, Dr. Webb was a Consulting Professor of Cancer Biology at Stanford University. Dr. Webb is a member of the Board of Directors and of the Scientific Advisory Board of Axiom Biotechnologies, Inc., a private biotechnology company. Dr. Webb holds a Ph.D. in Microbiology from Rutgers University, and an M.A. and a B.A. in Biology from California State University at Fullerton.

     James S. Rielly, Vice President of Finance, Treasurer and Secretary, joined the Company in September 1992 as its Controller, became its Treasurer and Secretary in September 1993 and became its Vice President of Finance in December 1997. From November 1989 to September 1992, Mr. Rielly was the Controller and Treasurer of Baring Brothers & Co., Inc., an investment banking firm.
Mr. Rielly is a certified public accountant and holds a B.S.B.A. from Bucknell University.

     Arlindo L. Castelhano, Ph.D., has been Executive Director of Chemistry of the Company since June 1996 and Director of Chemistry from September 1995 to June 1996. He was a scientist at Syntex Inc., a public pharmaceutical company, from 1982 to 1995 and served as Principal Scientist from 1993 to 1995. He received his Ph.D. in Chemistry from McMaster University and his B.S. from University of Toronto.

     James R. Broach, Ph.D., a scientific founder of the Company and inventor of the Company's yeast-based drug discovery technology, has been Director of Research of the Company since its inception. He is and has been since 1984 a Professor at Princeton University in the Department of Molecular Biology. In 1984, Dr. Broach and his collaborators were the first ones to demonstrate that human genes could be successfully implanted into yeast cells. He received his Ph.D. in Biochemistry from University of California at Berkeley and his B.S. from Yale University.

     Algis Anilionis, Ph.D., has been Director of Intellectual Property of the Company since November 1994. He was Patent Manager at Oncogene Science Inc., a public biotechnology company, from 1991 to 1994 and Manager of Molecular Biology and Genetics Research at Praxis Biologics, Inc. (now known as Lederle/Praxis, a division of American Home Products), a public vaccine manufacturer and research and development company, from 1986 to 1991. Dr. Anilionis has nine issued U.S. patents and four granted European patents. He is a registered Patent Agent. He received his Ph.D. in Molecular Biology from Edinburgh University and a B.A. Hons. degree from University of Oxford.

     O. Prem Das., Ph.D., Director of Business Development, joined the Company in September 1996. Dr. Das was President of Heartland BioTechnologies, Inc. from May 1995 to September 1996, and its Vice President from April 1994 to May 1995. From April 1994 to September 1996, he was also Director of Research at Heartland. Prior to that, Dr. Das completed several postdoctoral fellowships in biochemistry, molecular biology and genetics at Rutgers University, the University of Minnesota and Georgetown University. Dr. Das received his Ph.D. from MIT, an M.Sc. from the Indian Institute of Technology and a B.Sc. from Loyola College, Madras University.

     Carl C. Icahn became a director of the Company in July 1993. He was a Co-Chairman of the Board of Directors from May 1995 to May 1996. Mr. Icahn has been Chairman of the Board and Chief Executive Officer of ACF Industries Inc., a privately-held railcar leasing and manufacturing company, since 1984, ACF Industries Holding Corp., a privately-held holding company for ACF Industries Inc. since August 1993, and, since 1968, Icahn & Co., Inc., a registered broker-dealer and until 1995 a member firm of the New York Stock Exchange, Inc. Since November 1990, Mr. Icahn has been Chief Executive Officer and Chairman of the Board of American Property Investors, Inc., the general partner of American Real Estate Partners, L.P., a public limited partnership that invests in real estate. From before 1991 to January 1993, Mr. Icahn was Chief Executive Officer and Chairman of the Board of Trans World Airlines, Inc., a public airline company. Mr. Icahn received his B.A. from Princeton University.

     Theodore Altman became a director of the Company in May 1996. For the past five years, Mr. Altman has been a senior partner in the law firm of Gordon Altman Butowsky Weitzen Shalov & Wein, concentrating his areas of practice in securities law and litigation. Mr. Altman received a B.A. from Bucknell University and an LL.B. from New York University.

     Harold First became a director of the Company in April 1995. Mr. First has been since January 1993 an independent financial consultant. From December 1990 through January 1993, Mr. First served as Chief Financial Officer of Icahn Holding Corp., a privately held holding company, and related entities; served as a director of Trump Taj Mahal Holding Corp., a public gaming and casino organization, and a director of Trump Taj Mahal Realty Corp., a privately held real estate company, from October 1991 until September 1996; a member of the Supervisory Board of Directors of Memorex Telex N.V., a public technology company, from February 1992 until February 1997; a director of Tel-Save.Com, a public long-distance telephone service company, since September 1995; a director of Panaco, Ltd., an oil and gas drilling firm, since September 1997 and is a director of Philip Services Corp., a leading integrated provider of industrial and metals service, since November 1998. Mr. First was a director of Trans World Airlines, Inc., a public airline company, from December 1990 through January 1993; a director of ACF Industries, Inc., a privately held railcar leasing and manufacturing company, from February 1991 through December 1992; Vice Chairman of the Board of Directors of American Property Investors, Inc., the general partner of American Real Estate Partners, L.P., a public limited partnership that invests in real estate from March 1991 through December 1992; and a director of both Marvel Entertainment Group, Inc., a public company that publishes comic books and develops, sells and licenses comic book and other characters, and Toy Biz, Inc., a public company that markets and sells toys, from June 1997 through April 1998. He is a certified public accountant and holds a B.S. from Brooklyn College.

     Russell D. Glass became a director of the Company in June 1998. Mr. Glass has been President and Chief Investment Officer of Icahn Associates Corp., a diversified investment firm. Since August 1998 he has also served as Vice-Chairman and Director of Lowestfare.com, Inc., a leading internet travel reservations company. Previously, Mr. Glass had been a partner in Relational Investors LLC, from 1996 to 1998, and in Premier Partners Inc., from 1988 to 1996, firms engaged in investment research and management. From 1984 to 1986 he served as an investment banker with Kidder, Peabody & Co. Mr. Glass serves as Director of Automated Travel Systems, Inc., a software development firm; National Energy Group, Inc., an oil and gas exploration and production company; and the A.G. Spanos Corporation, a national real estate developer and owner of the NFL San Diego Chargers Football Club. Mr. Glass earned a B.A. in economics from Princeton University and an M.B.A. from the Stanford University Graduate School of Business.

     William H. Koster, Ph.D., became a director of the Company in April 1998. Dr. Koster has been Senior Vice President, Drug Discovery of Bristol-Myers Squibb Pharmaceutical Research Institute since July 1997. From 1990 until July 1997, he was a Vice President of Bristol-Myers Squibb Pharmaceutical Research Institute. Dr. Koster received a Ph.D. in Organic Chemistry from Tufts University and a B.A. from Colby College.

     Peter S. Liebert, M.D., became a director of the Company in April 1995. Dr. Liebert has been a pediatric surgeon in private practice since 1968 and is affiliated with Babies Hospital of Columbia Presbyterian. He is Clinical Associate Professor of Surgery, College of Physicians and Surgeons, Columbia University. He is also Chairman of the Board of Rx Vitamins, Inc. Dr. Liebert holds an M.D. from Harvard University Medical School and a B.A. from Princeton University.

     Robert J. Mitchell became a director of the Company in May 1996.
Mr. Mitchell has been Senior Vice President--Finance of ACF Industries Inc. since March 1995 and was Treasurer of ACF Industries Inc. from December 1984 to March 1995. Mr. Mitchell has also served as President and Treasurer of ACF Industries Holdings Corp. since August 1993 and as Vice President, Liaison Officer of Icahn & Co., Inc. since November 1984. From 1987 to January 1993,
Mr. Mitchell served as Treasurer of Trans World Airlines, Inc. Mr. Mitchell has been a director of National Energy Group, Inc., a public company involved in the exploration of oil and gas reserves, since August 1996. He received his B.S. degree in Business Administration from St. Francis college.

     Professor Siegfried G. Schaefer became a director of the Company in January 1998. Dr. Schaefer has been head of worldwide research at Solvay Pharmaceuticals since July 1997 and the head of research at a Dutch division of Solvay Pharmaceuticals from May 1996 to July 1997. From September 1992 to July 1997
Dr. Schaefer was a department head for project management at an affiliate of Solvay Pharmaceuticals. Dr. Schaefer has a Ph.D. in Biology from the University of Bochum and a Doctorate in Pharmacology and Toxicology from the University of Munich. Dr. Schaefer is currently a Professor at the University of Hamburg in the Department of Pharmacology and Toxicology.

     Nicole Vitullo became a director of the Company in December 1996.
Ms. Vitullo was Senior Vice President of Rothschild International Asset Management from November 1996 to April 1999, and Vice President thereof from November 1992 until November 1996. From July 1991 to November 1992, Ms. Vitullo served as Director of Corporate Communications and Investor Relations at Cephalon, Inc., a public biotechnology company. From June 1979 to July 1991, she held various positions at Eastman Kodak, including Manager of Venture Capital Development of the Healthcare Group. Ms. Vitullo serves as a director of Cytel Corporation, Onyx Pharmaceuticals, Inc. and Corvas International, public biotechnology companies. Ms. Vitullo received her M.B.A. from the University of Rochester's William E. Simon School of Business and her B.S. in Mathematics/Statistics from the University of Rochester.

     Samuel D. Waksal, Ph.D., a founder of the Company, has been a director of the Company since its inception and was a Co-Chairman of the Board of Directors from May 1995 to May 1996. Dr. Waksal was Chief Executive Officer of the Company from June 1992 to December 1992 and was its Chairman of the Board of Directors from June 1992 to May 1995. Dr. Waksal has been the Chief Executive Officer and a director of ImClone Systems Incorporated, a public biotechnology company, since 1985 and President since March 1987. From 1982 to 1985, Dr. Waksal was a member of the faculty of the Mt. Sinai School of Medicine as Associate Professor of Pathology and Director of the Division of Immunotherapy within the Department of Pathology. He has served as visiting investigator of the National Cancer Institute, Immunology Branch, Research Associate of the Department of Genetics, Stanford University Medical School, Assistant Professor of Pathology at Tufts University School of Medicine and Senior Scientist for the Tufts Cancer Research Center. Dr. Waksal was a scholar of the Leukemia Society of America from 1979 to 1984. He currently serves as Chairman of the New York Council for the Humanities. Dr. Waksal received his Ph.D. in Immunology from Ohio State University College of Medicine.

     Jack G. Wasserman became a director of the Company in May 1996. For the past five years, Mr. Wasserman has been a senior partner in Wasserman, Schneider, Babb & Reeds, a New York law firm that concentrates its practice in legal matters relating to international trade. Mr. Wasserman is a director of American Property Investors, Inc., the general partner of American Real Estate Partners, L.P., a public limited partnership that invests in real estate.
Mr. Wasserman is also a director of National Energy Group, Inc., a public company engaged in oil exploration. Mr. Wasserman received a B.A. from Adelphi University, a J.D. from Georgetown University and a Graduate Diploma from the Johns Hopkins University School of Advanced International Studies.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table sets forth certain information concerning the compensation paid or accrued by the Company for services rendered to the Company in all capacities for the fiscal years ended December 31, 1998, 1997 and 1996, by its Chief Executive Officer, its former Chief Executive Officer who resigned in January 1998 and each of the Company's other executive officers whose total salary and bonus exceeded $100,000 during such fiscal year (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                          COMPENSATION
                                                                                             AWARDS
                                                                                          ------------
                                                                ANNUAL COMPENSATION       SECURITIES
                                                              ------------------------    UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                           YEAR    SALARY ($)     BONUS ($)    OPTIONS (#)     COMPENSATION
---------------------------------------------------   ----    ----------     ---------    ------------    ------------
Charles Woler(1) ..................................   1998      125,000            --        295,145          53,225(2)
  President and Chief Executive Officer

Philip N. Sussman .................................   1998      191,000            --        255,000              --
  Senior Vice President of Finance and Corporate      1997      160,000        20,000         75,000              --
  Development and Chief Financial Officer             1996      149,375            --         65,000              --

David R. Webb .....................................   1998      183,750        20,000         20,000              --
  Vice President of Research and Chief Scientific     1997      175,000        20,000         45,000              --
  Officer                                             1996      175,000        17,500         17,500              --

Arlindo L. Castelhano, Ph.D .......................   1998      128,300         7,056         32,500              --
  Executive Director of Chemistry                     1997      118,800        15,000          1,000              --
                                                      1996      105,833        15,000         11,666              --

James S. Rielly ...................................   1998      100,000        20,000         20,000              --
  Vice President of Finance                           1997       95,000        20,000         15,000              --
                                                      1996      100,846        15,000         16,666              --

Jeremy M. Levin(3) ................................   1998       18,750            --             --              --
                                                      1997      225,000        45,000        300,000         231,164
                                                      1996      225,000        45,000         25,000              --

------------------
(1) Dr. Woler joined the Company in October 1998 and received a salary at the rate of $300,000 per annum for 1998.

(2) All other compensation consists of relocation expenses paid by the Company of behalf of Dr. Woler.

(3) Dr. Levin ceased being the President and Chief Executive Officer of the Company on January 31, 1998. All Other Compensation consists of $231,164 of severance.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

  Dr. Charles Woler

     Dr. Woler is employed as President and Chief Executive Officer under a three year employment agreement with the Company, which is extendable to four years at the Company's option, entered into effective as of October 1, 1998. Pursuant to his agreement, Dr. Woler will receive an annual base salary of $300,000 for his first year of employment, $330,000 for his second year of employment and $360,000 for his third year of employment. If the agreement is extended, Dr. Woler will receive an annual base salary of $400,000 for his fourth year of employment. Dr. Woler also received a $24,000 housing allowance for the first six months of his employment with the Company and is eligible to receive bonuses from time to time at the discretion of the Compensation Committee. If the Company terminates Dr. Woler's employment without "cause," as defined in his employment agreement, if Dr. Woler terminates his employment with the Company within 18 months after a "change of control," as defined in his employment agreement, and prior to October 1, 2001 and after Dr. Woler's position or responsibilities are changed, or if Dr. Woler terminates his employment with the Company within three months of a material change in his position or principal place of work, the Company will pay to Dr. Woler a lump sum severance payment equal to the base salary he would have earned for the balance of his agreement, but not more than two years' base salary, and all unvested stock options issued to him will immediately vest as of the date of termination.

  Philip N. Sussman

     Mr. Sussman is employed as Senior Vice President of Finance and Corporate Development and Chief Financial Officer under a three year employment agreement with the Company entered into effective as of September 10, 1998. Pursuant to his agreement, Mr. Sussman will receive an annual base salary of $225,000 for his first year of employment, $250,000 for his second year of employment and $275,000 for his third year of employment. Mr. Sussman is also eligible to receive bonuses from time to time at the discretion of the Compensation Committee. If the Company terminates Mr. Sussman's employment without "cause," as defined in his employment agreement, or if the Company fails to renew his employment agreement upon terms as favorable as the terms of his agreement then in effect and Mr. Sussman terminates his employment with the Company as of September 9, 2001, the Company will pay to Mr. Sussman a lump sum severance payment equal to the greater of the base salary he would have earned for the balance of the agreement or $275,000, and all unvested stock options issued to him will immediately vest as of the date of termination. If Mr. Sussman terminates his employment within 18 months after a "change of control," as defined in his employment agreement, and prior to September 9, 2001 and after Mr. Sussman's position or responsibilities are changed, or within three months of a material change in his position or an involuntary relocation, the Company will pay to Mr. Sussman a lump sum severance payment equal to the greater of the base salary he would have earned for the balance of the agreement or $275,000, and all unvested stock options issued to him will immediately vest as of the date of termination. The Company will provide Mr. Sussman with employee benefits, at the level in effect on the date of termination, for one year after the date of termination.

  Dr. David R. Webb

     Dr. Webb is an employee at will but has a severance agreement with the Company which provides that if he is terminated without cause he will receive severance equal to whatever is deemed appropriate for other officers of the Company at the time of termination.

  James S. Rielly

     Mr. Rielly is an employee at will but has a severance agreement with the Company that provides that if he is terminated without cause (i) the Company will continue to pay him his then salary and provide him with medical benefits until the earlier of six months from the date of termination or his commencement of new employment and (ii) all unvested stock options issued to him will immediately vest as of the date of termination.

OPTION GRANTS

     The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1998 by the Company to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                        INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                                      -----------------------------------------------------              VALUE
                                                    PERCENT OF                                  AT ASSUMED ANNUAL RATES
                                      SECURITIES      TOTAL                                         OF STOCK PRICE
                                      UNDERLYING     OPTIONS                                    APPRECIATION FOR OPTION
                                       OPTIONS      GRANTED TO      EXERCISE                           TERMS ($)
                                       GRANTED      EMPLOYEES IN     PRICE       EXPIRATION     -----------------------
NAME                                     (#)        FISCAL YEAR     ($/SHARE)      DATE            5%            10%
-----------------------------------   ----------    ------------    ---------    ----------     ---------     ---------
Charles Woler......................     295,145         31.36           2.75       10/1/08      1,322,090     2,105,208

Philip N. Sussman..................     100,000         10.63           2.75       9/10/08        172,946       438,279
                                         95,000         10.09           2.75       9/10/08        164,299       416,365
                                         20,000          2.13           2.75       9/10/08         34,589        87,655
                                         20,000          2.13           2.75       9/10/08         34,589        87,655
                                         20,000          2.13           2.75       9/10/08         34,589        87,655

David R. Webb......................      20,000          2.13          2.688      11/16/08         33,809        85,680

Arlindo L. Castelhano..............      25,000          2.66          8.563       3/16/08        134,631       341,180
                                          7,500           0.8          2.688      11/16/08         12,679        32,130

James S. Rielly....................      20,000          2.13          2.688      11/16/08         33,809        85,680

Jeremy M. Levin....................          --            --             --            --             --            --

OPTION EXERCISES AND HOLDINGS

     The following table sets forth certain information concerning each exercise of stock options, during the fiscal year ended December 31, 1998 by the Named Executive Officers and unexercised stock options held by the Named Executive Officers as of the end of such fiscal year.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                          NUMBER OF
                                                                    SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                                    UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                   SHARES        AGGREGATE          DECEMBER 31, 1998 (#)          DECEMBER 31, 1998 ($)(1)
                                  ACQUIRED ON      VALUE         ----------------------------    ----------------------------
NAME                              EXERCISE       REALIZED ($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------------   -----------    ------------    -----------    -------------    -----------    -------------
Charles Woler..................          --              --             --         295,145               --             --

Philip N. Sussman..............          --              --        117,918         343,750               --             --

David R. Webb..................          --              --         56,250          82,917               --             --

Arlindo L. Castelhano..........          --              --          9,418          42,416               --             --

James S. Rielly................          --              --         15,418          41,248               --             --

Jeremy M. Levin................      12,500           4,688        290,071              --          137,668             --

------------------

(1) Based on the difference between the closing price of the underlying shares of Common Stock on December 31, 1998 as reported by the NASDAQ National Market ($1.938) and the option exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee is composed of Harold First, Nicole Vitullo and Jack G. Wasserman. Neither Mr. First, Ms. Vitullo nor Mr. Wasserman is or was an officer or employee of the Company.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Introduction

     The Compensation Committee of the Board is responsible for determining and administering the Company's compensation policies for the remuneration of the Company's officers. The Compensation Committee annually evaluates individual and corporate performance from both a short-term and long-term perspective.

  Philosophy

     The Company's executive compensation program seeks to encourage the achievement of business objectives and superior corporate performance by the Company's executives. The program enables the Company to reward and retain highly qualified executives and to foster a performance-oriented environment wherein management's long-term focus is on maximizing stockholder value through equity-based incentives. The program calls for consideration of the nature of each executive's work and responsibilities, unusual accomplishments or achievements on the Company's behalf, years of service, the executive's total compensation and the Company's financial condition generally.

  Components of Executive Compensation

     Historically, the Company's executive employees have received cash-based and equity-based compensation.

     Cash-Based Compensation. Base salary represents the primary cash component of an executive employee's compensation, and is determined by evaluating the responsibilities associated with an employee's position at the Company and the employee's overall level of experience. In addition, the Committee, in its discretion, may award bonuses. The Compensation Committee and the Board believe that the Company's management and employees are best motivated through stock option awards and cash incentives.

     Equity-Based Compensation. Equity-based compensation principally has been in the form of stock options. The Compensation Committee and the Board believe that stock options represent an important component of a well-balanced compensation program. Because stock option awards provide value only in the event of share price appreciation, stock options enhance management's focus on maximizing long-term stockholder value and thus provide a direct relationship between an executive's compensation and the stockholders' interests. No specific formula is used to determine stock option awards for an employee. Rather, individual award levels are based upon the subjective evaluation of each employee's overall past and expected future contributions to the success of the Company.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The philosophy, factors and criteria of the Compensation Committee generally applicable to the Company's officers are also applicable to the Chief Executive Officer and are reflected in the employment agreement between the Chief Executive Officer and the Company. The Chief Executive Officer's salary for 1998 was based on his existing employment agreement with the Company. The Chief Executive Officer did not receive a cash bonus for 1998 since he was employed by the Company for only three months during 1998. The stock options to purchase an aggregate of 295,145 shares of Common Stock granted to the Chief Executive Officer on October 1, 1998, vest over time and were granted in anticipation of his significant contributions to the Company.

                                          Harold First
                                          Nicole Vitullo
                                          Jack G. Wasserman

COMPARATIVE STOCK PERFORMANCE GRAPH

     The following graph provides a comparison of the cumulative total return* for the Nasdaq U.S. Stock Market Index, the Nasdaq Pharmaceutical Index and the Company since the Company's initial public offering on July 17, 1996.


                    COMPARISON OF CUMULATIVE TOTAL RETURN
  among Cadus Pharmaceutical Corporation, the Nasdaq U.S. Stock Market Index
                     and the Nasdaq Pharmaceutical Index


                                   [CHART]


     * $100 invested July 17, 1996 in the Company's Common Stock or in the index indicated, including reinvestment of dividends.


     Corresponding index values and the Company's Common Stock price values are given below:

                                                 7/17/96     12/31/96   6/30/97    12/31/97   6/30/98    12/31/98
                                                 --------    -------    -------    -------    -------    -------
Cadus.........................................   $100.000    125.000    203.571     91.071    110.714     27.686
Nasdaq........................................    100.000    118.547    132.667    145.437    175.098    204.446
Nasdaq Pharmaceutical Index...................    100.000    110.603    113.399    114.202    116.352    146.187
Cadus Closing Stock Price.....................      7.000      8.750     14.250      6.375      7.750      1.938

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     For the year ended December 31, 1998, the Company received $4,387,017 in cash for research funding from Bristol-Myers Squibb, which constituted 35% of the Company's gross revenues in 1998. William H. Koster, a director of the Company, is Senior Vice President, Drug Discovery of Bristol-Myers Squibb Pharmaceutical Research Institute.

     For the year ended December 31, 1998, the Company received $2,645,842 in cash for research funding from Solvay Pharmaceuticals, an affiliate of Physica B.V., which constituted 21% of the Company's gross revenues in 1998. Siegfried
G. Schaefer, a director of the Company, is the head of worldwide research at Solvay Pharmaceuticals.

     For the year ended December 31, 1998, the Company received $3,543,610 in cash for research funding and $2.0 million in cash as a one-time technology development fee from SmithKline Beecham which constituted 44%
of the Company's gross revenues in 1998. In May 1998, the Company sold 660,962 shares of its Common Stock to SmithKline Beecham p.l.c. and SmithKline Beecham Corporation for approximately $7.56 per share or an aggregate consideration of $5.0 million.

     During 1998, the Company loaned $15,000 to Dr. Charles Woler, the Chief Executive Officer of the Company. The loan bears interest at 5.5% per annum. Principal and interest are repayable in monthly installments of $453 over 3 years. At December 31, 1998, the outstanding balance of the loan was $13,452.

     In September 1998, Dr. James Broach, a director of the Company, entered into a five-month employment arrangement with the Company pursuant to which he worked full-time at the Company and was compensated at the rate of $20,000 per month. The Company also granted Dr. Broach an option to purchase 50,000 shares of Common Stock at an exercise price of $2.75 per share. The option vests in increments of 10,000 or 20,000 shares upon the achievement of specific milestones. In connection with the employment arrangement, the Company guaranteed the payment of a $286,000 loan made to Dr. Broach by a third party and secured its guarantee obligation with cash collateral of $286,000.
Dr. Broach indemnified the Company from any liabilities arising from its guarantee and pledged securities owned by him to secure his indemnification obligation.

                              INDEPENDENT AUDITORS

     The Board selected KPMG Peat Marwick LLP as the Company's independent auditors for its fiscal year ending December 31, 1999. Representatives of KPMG Peat Marwick LLP will be present at the Meeting, will be afforded an opportunity to make a statement, and will be available to respond to appropriate inquiries from stockholders.

                   COMPLIANCE WITH 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers, and persons who own more than ten percent of the Common Stock to file with the Securities and Exchange Commission initial reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership on Form 4 or Form 5. Reporting persons are required to furnish the Company with copies of all such forms that they file. To the Company's knowledge, based solely on a review of copies of such filed reports furnished to the Company, all of the Company's directors, officers and greater than ten percent beneficial owners made all required filings during fiscal year 1998 in a timely manner, except that the Form 3 for Mr. Charles Woler was filed five weeks late.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Stockholders who wish to present proposals at the 2000 annual meeting of stockholders and who wish to have their proposals presented in the proxy statement distributed by the Board in connection with such annual meeting must submit their proposals in writing, to the attention of the Secretary of the Company, on or before February 24, 2000.

                             ADDITIONAL INFORMATION

     The Company's Annual Report, including certain financial statements, is being mailed concurrently with this Proxy Statement to all persons who were stockholders of record at the close of business on May 10, 1999, which is the record date for voting purposes. The Annual Report does not constitute a part of the proxy soliciting material.

     Upon the written request of any stockholder, the Company will provide, without charge, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998. Written requests for such report should be directed to the Investor Relations Department of the Company, 777 Old Saw Mill River Road, Tarrytown, New York 10591-6705.

                                    GENERAL

     The Board knows of no other matters which are likely to be brought before the Meeting. If, however, any other matters are properly brought before the Meeting, the persons named in the enclosed proxy or their substitutes shall vote thereon in accordance with their judgment pursuant to the discretionary authority conferred by the form of proxy.


                                          By Order of the Board of Directors

                                          JAMES S. RIELLY
                                          Secretary

Tarrytown, New York
May 17, 1999

                        CADUS PHARMACEUTICAL CORPORATION
             777 Old Saw Mill River Road, Tarrytown, New York 10591


                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD


PROXY

The undersigned hereby appoints Charles Woler and/or Philip N. Sussman as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of the Common Stock of Cadus Pharmaceutical Corporation held of record by the undersigned on May 10, 1999, at the Annual Meeting of Stockholders to be held on June 24, 1999 or at any adjournment thereof

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED PRE-PAID ENVELOPE OR DELIVER TO: American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005. Facsimile copies of the Proxy, properly completed and duly executed, will be accepted at (718) 236-4588. If you have any questions, please call American Stock Transfer & Trust Company at (212) 936-5100.


                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

/X/      Votes must be indicated, as in
         example to the left, in Black or
         Blue ink.


1. Election of Carl C. Icahn, Theodore Altman, James R. Broach, Harold First, Russell D. Glass, Peter S. Liebert, Robert J. Mitchell, Siegfried G. Schaefer, Nicole Vitullo, Samuel D. Waksal, Jack G. Wasserman and Charles Woler as directors.


FOR all twelve nominees listed                          WITHHOLD
(except as marked to the contrary)                      AUTHORITY

(INSTRUCTION: To withhold authority to vote for any of the nominees, strike a line through the nominee'S name in the list above.)

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the foregoing proposal.

Receipt of Notice of Annual Meeting and Proxy Statement dated May 17, 1999 is hereby acknowledged.



                                   Dated                                  , 1999
                                         ---------------------------------


                                   ---------------------------------------------
                                                    Signature


                                   ---------------------------------------------
                                             Signature if held jointly


                                   Please sign exactly as name appears hereon.
                                   When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.